                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          GENELABS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          GENELABS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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


                                 April 17, 1998

To Our Shareholders:

        You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Genelabs Technologies, Inc. to be held at the Company's offices at 505 Penobscot Drive, Redwood City, California, on Thursday, May 21, 1998 at 10:00 a.m. local time.

        The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Shareholders and Proxy Statement.

        In the proxy you will be asked to elect six current members to the Board of Directors and approve an increase in the number of authorized shares of Common Stock.

        I would like to thank you for your support as a Genelabs Technologies, Inc. shareholder and urge you to please complete, date, sign and return the enclosed proxy as soon as possible. We look forward to seeing you at the meeting.


                                        Sincerely,



                                        Irene A. Chow, Ph.D.
                                        President and Chief Executive Officer




ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           GENELABS TECHNOLOGIES, INC.
                               505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 21, 1998

TO THE SHAREHOLDERS OF GENELABS TECHNOLOGIES, INC.:

           NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Genelabs Technologies, Inc., a California corporation (the "Company"), will be held at the Company's offices located at 505 Penobscot Drive, Redwood City, California, on Thursday, May 21, 1998, at 10:00 a.m. local time, for the following purposes:

        1. To elect directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

                                          Irene A. Chow
                                          Frank L. Douglas
                                          Edgar G. Engleman
                                          Arthur Gray, Jr.
                                          H.H. Haight
                                          Nina K. Wang

        2. To approve an increase in the number of authorized shares of Common Stock by 10,000,000 shares.

        3. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for its fiscal year ending December 31, 1998.

        4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on March 31, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournment or postponement thereof.
                                        By Order of the Board of Directors


                                        Melinda Griffith
                                        Secretary

Redwood City, California
April 17, 1998

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           GENELABS TECHNOLOGIES, INC.
                               505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94603
                             ----------------------

                 PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF
                SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 21, 1998
                             ----------------------

        The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Genelabs Technologies, Inc., a California corporation (the "Company" or "Genelabs"), for use at the Annual Meeting of Shareholders of the Company to be held at Genelabs' principal office located at 505 Penobscot Drive, Redwood City, California 94063, on May 21, 1998 at 10:00 a.m. P.D.T. (the "Meeting"). Only holders of record of the Company's Common Stock and Series A Convertible Preferred Stock ("Preferred Stock") at the close of business on March 31, 1998 (the "Record Date") will be entitled to vote at the Meeting. At the close of business on March 31, 1998, the Company had 39,518,511 shares of Common Stock outstanding and 42,851,845 shares of Common Stock and Preferred Stock on an as-converted basis entitled to vote. A majority of the shares entitled to vote on the Record Date will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 17, 1998.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

        Holders of the Company's Common Stock are entitled to one vote for each share held as of the above Record Date, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion.

        Holders of the Company's Preferred Stock are entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted, in accordance with a pre-determined formula. Under this formula, the holders of the Preferred Stock are entitled to vote an aggregate of 3,333,334 shares at the Meeting.

        In the election of directors, the nominees receiving the highest number of affirmative votes will be elected as directors. Proposal No. 2 requires for approval the affirmative vote of the majority of outstanding shares of Common and Preferred Stock on an as-converted basis voting together as a class. As a result, for Proposal No. 2 abstentions and broker non-votes will have the same effect as negative votes. Proposal No. 3 requires for ratification the affirmative vote of the majority of the shares of Common and Preferred Stock on an as-converted basis voting together as a class present in person or represented by proxy at the Meeting. All votes will be tabulated by the Inspector of Elections appointed for the Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum but will not be counted in determining whether Proposal No. 3 has been ratified. Broker non-votes will be counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

        The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock and Preferred Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and Preferred Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                             REVOCABILITY OF PROXIES

        Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person.


                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

        At the Meeting, shareholders will elect the Company's Board of Directors (the "Board") to hold office until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Six persons have been nominated for election at the Meeting to the six positions approved by the Board pursuant to the Company's By-laws. Shares represented by the accompanying proxy will be voted for the election of the six nominees unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the Board may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.


DIRECTORS/NOMINEES

        The names of the nominees and certain information about them as of March 31, 1998 are set forth below:

                                                                                          DIRECTOR
       NAME OF NOMINEE                 AGE            PRINCIPAL OCCUPATION                 SINCE
       ---------------                 ---            --------------------                 -----
Irene A. Chow, Ph.D.                    59  President and Chief Executive Officer           1993

Frank L. Douglas, M.D. Ph.D. (1)        54  Executive Vice President, Drug Innovation       1997
                                            and Approval, Hoechst Marion Roussel AG

Edgar G. Engleman, M.D. (1)             52  Professor of Pathology and Medicine at          1984
                                            Stanford University School of Medicine

Arthur Gray, Jr. (2)                    75  Managing Director of Cowen Investment           1991
                                            Counselors

H.H. Haight (2)                         64  Managing Director of Advent International       1989
                                            Corporation

Nina K. Wang (2)                        60  Chairlady, Chinachem Group                      1997

------------------------

(1)     Member of the Human Resources Committee.

(2)     Member of the Audit and Finance Committee.

Each of the directors listed above, with the exception of Dr. Douglas, was elected to be a director at the Company's Annual Meeting of Shareholders held on May 22, 1997. Dr. Douglas was appointed to the Board on June 30, 1997.

Irene A. Chow has been Chief Executive Officer and President since July 1995. Before being appointed President and Chief Operating Officer of Genelabs in May 1995, she served the Company as President of the Biopharmaceutical Division beginning in August 1993 when she also became a Director. In addition to her duties at the Company, Dr. Chow also chairs GBL's Board of Directors. From 1975 to 1993, Dr. Chow held several positions at Ciba-Geigy Corporation, USA, a pharmaceutical company, most recently as Senior Vice President of Drug Development for the pharmaceuticals division. In this capacity, she directed all scientific, medical, technical and regulatory activities related to the development of new drugs. During her last 8 years at Ciba-Geigy, Dr. Chow was responsible for overseeing the approval of 10 NDA's by the FDA and submission of an additional 26 IND's to the FDA. She holds a B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

Frank L. Douglas has been a director of Genelabs since 1997. He is Executive Vice President, Drug Innovation and Approval of Hoechst Marion Roussel AG and a member of its Board of Directors. Dr. Douglas was Executive Vice President, Research and Development, at Marion Merrell Dow, Inc., prior to its merger with Hoescht Roussel in 1995. Previously, he spent seven years at Ciba-Geigy Pharmaceutical Corp., most recently as Senior Vice President and Director of Research, and Vice President and Partner of the Biocine Company, a joint venture between Ciba-Geigy and Chiron Corporation. Dr. Douglas has held professorial appointments at the University of Chicago, Robert Wood Johnson Medical School and University of Kansas. Dr. Douglas is currently a member of the Executive Committee Science & Regulatory Section, Pharmaceutical Research and Manufacturers of America; FDA Science Board; Board of Scientific Counselors, National Institute of Mental Health; Scientific Advisory Board of Healthcare Ventures; and a Director of the National Association for Biomedical Research. He received his Ph.D. in Physical Chemistry from Cornell University, Ithaca, and his M.D. from Cornell University Medical College, New York City.

Edgar G. Engleman has been a director of Genelabs since its organization in 1984. Dr. Engleman is Professor of Pathology and Medicine, Director of the Blood Center and Attending Physician of Rheumatology at the Stanford University School of Medicine. During his sabbatical, from June 1991 to May 1992, Dr. Engleman spent the majority of his time at Genelabs as its Chief Scientific Officer. Prior to co-founding Genelabs, Dr. Engleman participated in the founding of Cetus Immune Corporation. In 1992, he participated in the founding, and is a director, of Dendreon Corp, formerly Activated Cell Therapy, Inc. In 1997, Dr. Engleman became a partner of BioAsia Investments, an international investment management company and joined the boards of Advanced Pathology Systems, Inc. and Structural Bioinformatics, Inc. Dr. Engleman holds a B.A. from Harvard University and an M.D. from Columbia University.

Arthur Gray, Jr. has been a director of Genelabs since March 1991. He has been a Managing Director of Cowen Investment Counselors, a division of Cowen & Co. ("Cowen"), since July 1993. Prior to joining Cowen, he was President and Chief Executive Officer of Dreyfus Personal Management, Inc., a subsidiary of the Dreyfus Corporation, from January 1984 to June 1993. He is a director of Seventh Generation, an environmental product catalog company.

H.H. Haight has been a director of Genelabs since May 1989. Mr. Haight is a Managing Director of Advent International Corporation, an adviser and manager of international venture capital funds, where he has been closely involved in Advent's Far East activities and responsible for Advent's Far East Group since 1985. Mr. Haight is also President of Argo Global Capital, Inc. Mr. Haight holds a B.S. in Forestry from the University of California, Berkeley and an M.B.A. from Harvard University.

Nina K. Wang has been a director of Genelabs since February 1997. Ms. Wang is the principal shareholder of Veron International Limited ("Veron"), the largest shareholder of the Company, where she serves as Director, President and Treasurer. She is the Chairlady of the Chinachem Group, one of Hong Kong's largest private real estate developers. She is also currently a director of FPB Bank Holding Company Limited in Hong Kong; Yangming Marine Transport Corporation in Taiwan; Chesterfield PLC in the United Kingdom, and the University of International Business and Economics and the Foreign Affairs College in China. Ms. Wang created the Ruxin Agricultural Award to recognize technological advancements and achievements in agriculture in China; is the Honorary President of the Chinese Red Cross Foundation; and is Special Advisor to the World Federation of United Nations Associations. Ms. Wang is a John Harvard Fellow of Harvard University and is a Professor at both Peking University and The Foreign Affairs College.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

        The Board met five times during 1997. Ms. Skouras attended fewer than 75% of the total number of meetings of the Board and committees of the Board held during the period for which she was a director. Additionally, Dr. Douglas had a previous commitment, of which he had informed the Company prior to his election, on one of the two meeting dates after his election, resulting in attendance at less than 75% of the meetings during the period which he was a director.

        The standing committees of the Board are an Audit and Finance Committee and a Human Resources Committee. The Board does not have a nominating committee or a committee performing similar functions.

        Ms. Wang, Mr. Gray and Mr. Haight are the current members of the Audit and Finance Committee which met three times during 1997. Dr. Engleman was a member of the Audit and Finance Committee until May 22, 1997. The Audit and Finance Committee reviews the Company's accounting practices, internal control systems, cash investment policy and Securities and Exchange Commission ("SEC") filings, and meets with the Company's outside auditors concerning the scope and terms of their engagement and the results of their audits. In addition, the Audit and Finance Committee is responsible for reviewing significant finance transactions.

        Ms. Skouras, Dr. Douglas and Dr. Engleman are the current members of the Company's Human Resources Committee which met four times during 1997. Dr. Max Wilhelm was a member of the Human Resources Committee until he did not stand for re-election to the Board on May 22, 1997. Dr. Engleman was appointed to the Committee on May 22, 1997 and Dr. Douglas was appointed to the Committee on February 6, 1998. The Human Resources Committee is primarily responsible for reviewing compensation paid to officers of the Company and for administering the Company's stock option and employee benefit plans.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                  ELECTION OF EACH OF THE NOMINATED DIRECTORS.

           PROPOSAL NO. 2 -- APPROVAL OF AN INCREASE IN THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK


        The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's Restated Articles of Incorporation to increase the Company's authorized number of shares of Common Stock from 75,000,000 shares to 85,000,000 shares.

        The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Articles of Incorporation with the Secretary of State of the State of California.

        In addition to the 39,518,511 shares of Common Stock outstanding at March 31, 1998, the Board has reserved 33,824,653 shares for issuance upon conversion of convertible preferred stock and exercise of options and rights granted under the Company's stock option and stock purchase plans, leaving only 1,656,836 shares available for general corporate purposes.

        Although at present the Board of Directors has no plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further shareholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the company's business or product lines through the acquisition of other businesses or products.

        The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, shareholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

        The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and Preferred Stock on an as-converted basis voting together as a class will be required to approve this amendment to the Company's Restated Articles of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.



            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
       OF AN INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.


                   PROPOSAL NO. 3 -- RATIFICATION OF SELECTION
                             OF INDEPENDENT AUDITORS

        The Board has selected Ernst & Young LLP as the Company's independent auditors to perform the audit of the Company's financial statements for its fiscal year ending December 31, 1998, and the shareholders are being asked to ratify such selection. Representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

        Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Board in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.


                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
               RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of March 31, 1998, with respect to the beneficial ownership of each class of the Company's voting securities held by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of either class of the Company's voting securities, (ii) each director and nominee, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

      TITLE OF                       NAME OF                    AMOUNT AND NATURE OF    PERCENT
     CLASS (1)                  BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(2) OF CLASS
     ---------                  ----------------                ---------------------   --------
       Common     Veron International Limited (3)                     5,391,633         13.6%
       Common     SMALLCAP World Fund, Inc. (4)                       2,085,000          5.3
       Common     Chancellor LGT Asset Management, Inc. (5)           2,055,000          5.2
       Common     Edgar G. Engleman (6)                                 841,967          2.1
       Common     Irene A. Chow (7)                                     497,411          1.2
       Common     Cynthia A. Edwards (8)                                135,538           *
       Common     James A.D. Smith (9)                                   86,742           *
       Common     Damaris Skouras (10)                                   64,027           *
       Common     Arthur Gray, Jr. (11)                                  52,500           *
       Common     Melinda Griffith (12)                                  40,101           *
       Common     H. H. Haight (13)                                      27,662           *
       Common     Nina K. Wang (14)                                      10,000           *
       Common     Frank L. Douglas                                            0
       Common     All directors and executive officers as a
                    group (10 persons) (15)                           1,755,948          4.3
     Preferred    Chiron Corporation (16)                                 5,000         50.0
     Preferred    Johnson & Johnson Development Corporation (17)          5,000         50.0

---------------------------

*       Represents beneficial ownership of less than 1%

(1) The Company has two classes of voting securities, Common Stock and Series A Convertible Preferred Stock. The two holders of the Company's Series A Convertible Preferred Stock are entitled to one vote for each share of Common Stock into which their Convertible Preferred Stock could be converted, in accordance with a pre-determined formula. Under this formula, each holder is entitled to vote 1,666,667 shares at this year's Annual Meeting.

(2) This table is based upon information supplied by executive officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 39,518,511 shares of Common Stock and 10,000 shares of Preferred Stock outstanding on March 31, 1998, adjusted as required by rules promulgated by the SEC.

(3) The address of Veron International Limited ("Veron") is Top Floor Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong. Veron is an investment holding company whose principal shareholder is Ms. Nina K. Wang, a Director of the Company.

(4) The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, 52nd Floor, Los Angeles, California 90071.

(5) Represents shares owned by Chancellor LGT Asset Management, Inc., its wholly-owned subsidiary Chancellor LGT Trust Company, and LGT Asset Management, Inc., the holding company for Chancellor LGT Asset Management, Inc. and an indirect wholly-owned subsidiary of Liechtenstein Global Trust, AG. The address of Chancellor LGT Asset Management, Inc. is 1166 Avenue of the Americas, New York, New York, 10036.

(6) Represents 732,785 shares held of record by the Engleman Family Trust, 41,266 shares held of record by Dr. Engleman's minor child and 67,916 shares of Common Stock subject to options held by Dr. Engleman that are exercisable within 60 days of March 31, 1998.

(7) Represents 12,524 shares held of record by Dr. Chow and 484,887 shares subject to options that are exercisable within 60 days of March 31, 1998.

(8) Represents 19,960 shares held of record by Dr. Edwards (the Company's Vice President, Research) and 115,578 shares subject to options that are exercisable within 60 days of March 31, 1998.

(9) Represents 4,473 shares held of record by Mr. Smith (the Company's Chief Operating Officer) and 82,269 shares subject to options that are exercisable within 60 days of March 31, 1998.

(10) Represents 33,750 shares held of record by Ms. Skouras (a current Director of the Company), 2,777 shares held of record by Global Reach Management Company, of which Ms. Skouras is President, and 27,500 shares subject to options held by Ms. Skouras that are exercisable within 60 days of March 31, 1998.

(11) Represents 10,000 shares held of record by a trust for which Mr. Gray is the beneficiary, 10,000 shares held by his wife and 32,500 shares subject to options that are exercisable within 60 days of March 31, 1998.

(12) Represents 4,477 shares held of record by Ms. Griffith (the Company's Vice President, General Counsel and Secretary) and 35,624 shares subject to options that are exercisable within 60 days of March 31, 1998.

(13) Represents 162 shares, which reflects Mr. Haight's beneficial ownership of 5.305% of the 3,062 shares held by Advent International Investors Ltd., an Advent International Fund, of which Mr. Haight is a general partner, and 27,500 shares subject to options that are exercisable within 60 days of March 31, 1998. The amount does not include 1,171,678 shares held of record by other Advent International Funds in which Mr. Haight does not have any economic interest, voting or investment power.

(14) Represents shares subject to options that are exercisable within 60 days of March 31, 1998. This amount does not include shares held by Veron International, Ltd., an investment holding company whose principal shareholder is Ms. Nina K. Wang.

(15) Represents the shares and shares subject to options described in footnotes (6) - (14). This amount does not include shares held by Veron International, Ltd., an investment holding company whose principal shareholder is Ms. Nina K. Wang, a Director of the Company.

(16) The address of Chiron Corporation is 4560 Horton Street, Emeryville, California 94608-2916.

(17) The address of Johnson & Johnson Development Corporation is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933-7002.

                             EXECUTIVE COMPENSATION


                               SUMMARY COMPENSATION TABLE
 ------------------------------------------------------------------------------------------------
                                                                     Long-Term Compensation
                                    Annual Compensation                       Awards
 ------------------------- ----------------------------------------------------------------------
                                                      Other Annual  Restricted  Securities       All Other
Name and Principal                                    Compensation   Stock      Underlying       Compensation
Position            Year    Salary($)   Bonus($)        ($) (1)     ($) (2)     Options(#)         ($) (3)
------------------------------------    ---------     ------------  ----------  -----------      ------------
Irene A. Chow       1997    276,500 (4)   92,435          79,667                 100,000
 President and      1996    259,167 (4)  114,000          41,666                  60,000
 Chief Executive    1995    236,833      125,000                                 487,000 (5)      553,360(6)
 Officer

James A.D. Smith    1997    184,250       39,775          21,934                  22,600
 Chief Operating    1996    141,000       41,800           8,000                  79,000
 Officer            1995    107,500       24,000                       4,609      24,000

Cynthia Edwards     1997    158,933       31,360          18,087                  36,400
  Vice President,   1996    145,767       28,262           8,666      44,062      81,000
  Research          1995    116,750       26,000                       3,688      46,000

Melinda Griffith    1997    157,333       31,600          10,000                  24,800
  Vice President,   1996    145,833       30,000                                  26,000
   General Counsel  1995     24,410       21,000                                  35,000
  and Secretary

-------------------------------------------------------------------------------------------------------------

(1) Represents vesting in the long-term portion of the Company's Annual and Long-Term Incentive Based Compensation Program.

(2)     Represents grants of:

        (a) 2,500 shares of Common Stock to Mr. Smith in 1995, which vested in 1996 and had a fair market value at December 31, 1997 of $7,031;

        (b) 5,000 shares of Common Stock to Dr. Edwards in 1996, which vested in 1996 and had a fair market value at December 31, 1997 of $14,063; and

        (c) 2,000 shares of Common Stock to Dr. Edwards in 1995, which vested in 1995 and had a fair market value at December 31, 1997 of $5,625.

(3) Excludes excess group term life insurance premiums which do not exceed, for any individual, $3,000 and which were paid on the same basis as was offered to all salaried employees.

(4) Excludes $87,933 and $73,333 in 1997 and 1996, respectively, paid to Dr. Chow on behalf of Genelabs' affiliate, Genelabs Biotechnology Co., Ltd. ("GBL") located in Taiwan, for her services as Chairwoman of the Board of GBL.

(5) Includes options to purchase 380,000 shares which were repriced and required forfeiting 50% of the vesting which had been previously earned on these grants.

(6) Costs related to relocation and expenses (including forgiveness of a housing bridge loan and reimbursement of related taxes) incurred by the Company in connection with Dr. Chow's commencement of employment and related move from New Jersey.

        The following table sets forth information regarding individual grants of stock options pursuant to the Company's 1995 Stock Option Plan during 1997 to each of the Officers named in the Summary Compensation Table.

                                           INDIVIDUAL GRANTS IN 1997
                         -------------------------------------------------------------
                                NUMBER OF      PERCENT OF
                                SECURITIES        TOTAL
                                UNDERLYING       OPTIONS                                  GRANT DATE
                                 OPTIONS       GRANTED TO    EXERCISE                     PRESENT
                               GRANTED (#)      EMPLOYEES    PRICE        EXPIRATION       VALUE
             NAME                  (1)           IN 1997     ($/SH)         DATE         ($) (2)
   -------------------------   -------------   ------------  --------     -----------   ------------
Irene A. Chow                   50,000            5.7        6.2500        02/06/07        180,666
                                50,000            5.7        2.9219        12/01/07         84,889
James A.D. Smith                22,600            2.6        2.9219        12/01/07         38,370
Cynthia A. Edwards              36,400            4.1        2.9219        12/01/07         61,799
Melinda Griffith                24,800            2.8        2.9219        12/01/07         42,105


---------------------------------

(1) Stock options are awarded with an exercise price equal to the fair market value of the Company's Common Stock on the date of award. Stock options generally become exercisable with respect to 25% of the number of underlying shares on the first anniversary of the date of grant with pro-rata monthly vesting thereafter for the remaining three years, so long as employment with the Company continues. All of the options granted have a 10-year term.

(2) The estimated "grant date present value" of options granted in 1997 is based on a Black-Scholes option pricing model, a model that reflects certain assumptions regarding variable factors such as interest rates and stock price volatility. Stock options have value only as a result of appreciation in the price of the Company's Common Stock. If, at the time of exercise, the price of the Company's Common Stock is the same as or lower than the option exercise price, there will be no gain to the optionee. Because changes in the subjective input assumptions can materially affect the fair value estimate, it is the Company's belief that this model does not necessarily provide a reliable single measure of the fair value of the options granted. For the purposes of establishing the "grant date present value" shown in the table, the model assumed a dividend yield of zero, risk-free interest rate of 5.6%, volatility factor of the expected market price of the Company's Common Stock of .81, and an expected life of the options of one year subsequent to vesting.

        During 1997 there were no stock option exercises by any of the Officers listed in the Summary Compensation Table. The following table sets forth certain information concerning the number and value of unexercised options held by each of these Officers at December 31, 1997.

                                         DECEMBER 31, 1997 OPTION VALUES

                            NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                 AT YEAR-END                         YEAR-END
                                     (#)                              ($) (1)
                        ------------------------------     ------------------------------
   NAME                 EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
   ----                 -----------      -------------     -----------      -------------
Irene A. Chow            449,679           179,226           121,117            23,384
James A.D. Smith          69,852            80,748            31,014               391
Cynthia Edwards          100,828            99,172            24,258             1,353
Melinda Griffith          28,395            57,405                 0                 0

(1) These values have not been realized and may never be, and are based on the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock at December 31, 1997 ($2.8125).

                            COMPENSATION OF DIRECTORS

        Each director of the Company who is neither an employee nor consultant is eligible to receive $1,000 per board meeting attended. In addition, directors are reimbursed for actual business expenses incurred in attending each board meeting. Each non-employee director, upon his or her first election to the Board, will be granted an option to purchase 20,000 shares of the Company's Common Stock. At the Company's Annual Meeting of Shareholders following the second anniversary of his or her election to the Board, and at each subsequent Annual Meeting of Shareholders, each non-employee director will be granted an additional option to purchase 10,000 shares. Prior to 1998, the annual grant to Directors was 5,000 shares. Directors who are also employees or consultants of the Company have been granted options under the Stock Option Plan in accordance with the general compensation policy of the Company.


      REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION (1)

        Decisions regarding executive compensation and stock option grants to executives are made by the Human Resources Committee of the Board of Directors (the "Committee") subject to the review and, in certain cases, approval by the Board. The Committee is currently composed of three non-employee directors. Although Dr. Chow attended the meetings of the Committee during 1997, she did not vote on any matters that relate to compensation and was excused from meetings when matters concerning her compensation were discussed.

COMPENSATION POLICY

        The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The primary goal of the Company's compensation policy is to align compensation with the Company's business objectives and performance. The Committee's primary aim is to attract, reward, and retain executive officers and other employees who contribute to the long-term success of the Company. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO"), other executive officers of the Company and key employees at or about the beginning of each year. The Committee has adopted a total compensation package comprised of base salary, bonus, long-term incentive awards, stock options and stock grant awards.

SALARY AND VARIABLE COMPENSATION

        The base salaries, incentive compensation and stock option grants of the executive officers are determined by the Committee in part by reviewing the Radford Survey and other published surveys for similar positions in the biopharmaceutical industry. These surveys are nationally known for their data bases of high technology and biopharmaceutical companies compensation practices. The Radford Survey itself includes over 1,500 high technology companies and 335 biopharmaceutical companies. In addition, custom survey data is also reviewed on a case by case, position by position basis. The compensation of the Company's executive officers is evaluated against comparable positions and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. The Committee attempts to target total cash compensation at competitive rates and percentiles of the survey companies. Practices of such companies with respect to stock option grants are also reviewed and compared.

-------------------------------

(1) The Report of the Human Resources Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

        In addition to their base salaries, the Company's executive officers, including the CEO, are each eligible to receive an annual cash bonus under the Incentive Bonus Program ("IBC Program"). The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation principally to corporate and executive performance. Thus, a portion of the cash compensation paid to the Company's executive officers, including the CEO, is in the form of discretionary bonus payments that are paid on an annual basis. Under the IBC Program, cash bonuses are awarded only if an executive officer achieved predetermined individual performance objectives and the Company met certain corporate objectives that were approved by the Committee. Bonus payments are expressly linked to the attainment of goals established for each executive officer, as well as overall corporate goals, and are limited by the target bonus amount established for each executive officer which is a percentage of the officer's base salary.

        In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or return on equity, may not readily apply in evaluating the performance of executives. Because the Company has been engaged primarily in research and development activities, the Company's objectives are based on other financial and strategic measures, such as the progress of the Company's research and development programs, the establishment of cooperative development and marketing relationships with corporate partners, the recruitment of management personnel, and the securing of capital resources sufficient to enable the Company to further research and product development plans. General corporate goals for 1997 included submitting data to the FDA on the first Phase III trial of GL701 for treatment of lupus, attaining specified enrollment levels of patients in the second Phase III trial, the hiring of qualified scientists for key research positions, identification of gene targets for internal and collaborative drug discovery programs, establishment of external funding for principal research programs and establishment of high throughput screening capabilities to determine DNA-binding properties of molecular libraries.

        Under the IBC Program, for certain key management positions there is a long-term compensation element which is in addition to the annual bonus described above. If a person in this category should be eligible for and receive an annual bonus, the amount of the bonus will also be awarded in the long-term portion of the Incentive Program. This long-term element is designed to defer payments to the executive over a three-year period with vesting in the award taking place at the rate of one-third per year. In doing so, the goal of the plan is to encourage the executive to remain with the Company on a long-term basis by committing the payment of additional compensation if employment continues throughout the vesting period.

LONG-TERM EQUITY INCENTIVES

        The Company's equity incentive plans include a Stock Option Plan, Restricted Stock Plan and Employee Stock Purchase Plan.

        Long-term equity incentives for executive officers are provided through the granting of stock options under the Stock Option Plan. The exercise price of options granted under this Plan is equal to the fair market value of the Company's Common Stock on the date of award. These options have value only if the price of the Company's stock increases above the fair market value on the award date and the executive remains an employee for the period required for the shares to vest. These options generally become exercisable with respect to 25% of the number of underlying shares on the first anniversary of the date of grant with pro-rata monthly vesting thereafter for the remaining three years.

        Stock options typically have been granted to executive officers and other employees when they first join the Company, in connection with a significant change in responsibilities and, occasionally, to achieve parity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. Generally, the number of shares subject to each stock option granted may also be based on anticipated future contribution and ability to impact corporate and/or business unit results, past individual or corporate performance or consistency within the executive's peer group. In making its decisions, the Committee considers these factors, as well as the number of options held by such executive officers as of the date of grant that remained unvested. In the discretion of the Committee, executive officers may also be granted stock options under the Stock Option Plan to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's Common Stock.

1997 EXECUTIVE COMPENSATION

        For each of the executive officers, base salaries were increased in February based on their previous base salary as well as the surveys noted above and other information available to the Committee. Under the Company's IBC Program, for 1997 performance, the CEO determined that the executive officers individually achieved their objectives in various ranges. Based upon the CEO's recommendations and review of the supporting data for such, the Committee concluded that the Company's overall performance for 1997 justified awarding cash bonuses to all continuing executive officers. The Committee awarded bonuses based on the percentage of base salary for which a bonus was available after giving effect to the degree to which the Committee believed each such executive officer realized his or her objectives. In addition, stock options were granted as part of the annual review of performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

        In February 1998, Dr. Chow, the Company's President and CEO, received a performance merit increase in her base salary. Dr. Chow's 1998 bonus and salary were set by the Committee with due regard to her industry experience, competitive salary information and current market conditions. As with other executive officers, the amount of Dr. Chow's total compensation was based on the Company's 1997 results and her individual performance with respect to meeting previously established performance objectives. The Committee recommended that a bonus of $92,435 be paid to Dr. Chow based upon an evaluation of the completion of her objectives. In particular, the Committee considered the submission to the FDA of clinical data for the first Phase III trial of GL701 for treatment of lupus, the timely enrollment of the first 300 patients in the second Phase III trial, successful hiring of qualified scientists for key research positions, identification of gene targets for internal and collaborative drug discovery programs, establishment of DARPA grant funding and screening the DuPont Merck Pharmaceutical Company molecular library for DNA-binding properties. The Committee made an additional stock option grant to Dr. Chow. In doing so, the Committee considered Dr. Chow's unvested options, the survey noted above and other information available to the Committee. With respect to both the cash and equity compensation awarded to Dr. Chow, the Committee noted the significant dependence of the Company on her efforts historically and going forward.


COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986

        The Company's Stock Option Plan meets the requirements of Section 162(m) of the Internal Revenue Code of 1986. None of the Company's Executive Officers have received cash compensation exceeding the statutory limit under Section 162(m).

                                                   HUMAN RESOURCES COMMITTEE

                                                   Damaris Skouras, Chair
                                                   Frank L. Douglas
                                                   Edgar G. Engleman

                       COMPANY STOCK PRICE PERFORMANCE (1)

        The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the five-year period from December 31, 1992 through December 31, 1997 with the cumulative total return on the NASDAQ Stock Market Index (U.S. companies) and the NASDAQ Pharmaceuticals Stock Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on December 31, 1992, and reinvestment of all dividends).


                              [PERFORMANCE GRAPH]

                                                                 Legend
         Index Description         12/31/92       12/31/93       12/31/94       12/31/95       12/31/96       12/31/97
         -----------------         --------       --------       --------       --------       --------       --------
Genelabs Technologies, Inc.          100.0           62.0           17.6           72.2           90.7           41.7
NASDAQ Stock Market                  100.0          114.8          112.2          158.7          195.2          239.6
NASDAQ Pharmaceuticals               100.0           89.1           67.1          122.7          122.9          127.2


(1) Company Stock Price Performance shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

                              CERTAIN TRANSACTIONS

        From January 1, 1997 to the present, there have been no transactions in which the amount involved exceeded $60,000 to which the Company or any of its subsidiaries was a party and in which any executive officer, director, 5% beneficial owner of the Company's Common Stock or member of the immediate family of any of the foregoing persons had or have a direct or indirect material interest, except certain transactions identified below.

        In connection with the Company's employment of Dr. Marc Gurwith, Vice President, Drug Development and Chief Medical Officer, on September 11, 1997, the Company provided Dr. Gurwith loan of $72,000. The loan is secured by a deed of trust on his principal residence, has a term of five years and accrues interest at 8% per year. On February 15 of each year, beginning in 1998, accrued interest and $14,400 of the loan principal will be forgiven by the Company provided that Dr. Gurwith is still employed full time. In the event of termination by the Company of Dr. Gurwith's employment, other than for cause, the loan shall be forgiven in its entirety.

        The Company has entered into an agreement dated as of January 26, 1996 with Edgar G. Engleman, pursuant to which Dr. Engleman shall receive a fee based on the Company's net sales of DHEA for the treatment of lupus. There have been no such sales to date nor are any anticipated in 1998.


                              SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than December 16, 1998 in order to be included in the Company's Proxy Statement and form of proxy relating to the meeting.


                         COMPLIANCE UNDER SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met.


                                 OTHER BUSINESS

        The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                         GENELABS TECHNOLOGIES, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 1998


The undersigned hereby appoints Irene A. Chow and Melinda Griffith, and each of them, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Genelabs Technologies, Inc. (the "Company") to be held at the Company's principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063 on May 21, 1998 at 10:00 a.m. P.D.T., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                                                                -------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                -------------

                             FOLD AND DETACH HERE

                                                                WITHHELD
1. ELECTION OF DIRECTORS                                FOR     FOR ALL
Nominees: Irene A. Chow         Arthur Gray, Jr.        / /       / /
          Frank L. Douglas      H. H. Haight
          Edgar G. Engleman     Nina K. Wang

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

___________________________________________


                                                FOR     AGAINST    ABSTAIN
2. APPROVAL OF AN INCREASE IN THE NUMBER        / /       / /        / /
   OF AUTHORIZED SHARES OF COMMON STOCK

                                                FOR     AGAINST    ABSTAIN
3. RATIFICATION OF SELECTION OF ERNST &         / /       / /        / /
   YOUNG LLP AS THE COMPANY'S INDEPENDENT
   AUDITORS.

I PLAN TO ATTEND THE MEETING    / /


The Board of Directors recommends a vote FOR all nominees for election and FOR Proposals 2 and 3.
THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


Signature(s)_______________________________________ Date:_____________________

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administration, or other fiduciaries who exercise the above proxy for a deceased shareholder should give their full title. Please date the proxy.


                             FOLD AND DETACH HERE